Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.

Registration Statements (Forms S-8 No. 333-189621, 333-206173 and 333-166220) pertaining to the Amended and Restated 2013 Stock Incentive Plan and 2010 Employee Stock Purchase Plan of Sangamo Therapeutics, Inc., and

2.	Registration Statement (Form S-3 No. 333-194126) and related prospectus of Sangamo Therapeutics, Inc.;

of our reports dated February 28, 2017, with respect to the consolidated financial statements of Sangamo Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Sangamo Therapeutics, Inc. included in this Annual Report (Form 10-K) of Sangamo Therapeutics, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Redwood City, California

February 28, 2017